Exhibit 10.23

October 1, 2010

James Barge

5 Grimes Road

Old Greenwich, CT 06870

Dear Mr. Barge:

Viacom Inc. (the “Company”), with an address at 1515 Broadway, New York, New York 10036, agrees to employ you, and you accept such employment, on the terms and conditions set forth in this letter agreement (“Agreement”). For purposes of this Agreement, “Viacom” shall mean Viacom Inc. and its subsidiaries.

1.        Contract Period. The term of your employment under this Agreement shall begin on October 1, 2010 (the “Effective Date”) and, unless terminated earlier as set forth herein, shall continue through and including September 30, 2013. The period from the Effective Date through September 30, 2013 is referred to as the “Contract Period”, even if your employment terminates earlier for any reason.

2.        Duties. You shall devote your entire business time, attention and energies to the business of the Company during your employment with the Company; provided, however, that nothing in this Agreement shall preclude you from serving as a member of the board of directors of, or devoting a reasonable period of time to, any charitable, educational, religious, entertainment industry trade, public interest or public service organization, in each instance not inconsistent with the business practices and policies of the Company, and provided further that such activities do not interfere with the performance of your duties and responsibilities hereunder. You shall be Executive Vice President, Chief Financial Officer of the Company, and you shall perform all duties reasonable and consistent with such office as may be assigned to you from time to time by the Company’s Chief Operating Officer (“COO”), or other individual designated by the Company’s Chief Executive Officer (“CEO”); provided, however, that, without your consent, you shall not be required to report directly to any employee other than the COO or CEO.

3.	Compensation.

(a)      Salary. The Company shall pay you base salary (as may be increased, “Salary”) at a rate of Nine Hundred Fifty Thousand Dollars ($950,000) per year for all of your services as an employee. Your Salary shall be subject to merit reviews, on or about an annual basis, while actively employed during the Contract Period and may, at that time, be increased but not decreased. Your Salary, less deductions and income and payroll tax withholding as may be required under applicable law, shall be payable in accordance with the Company’s ordinary payroll policy, but no less frequently than monthly.

(b)      Bonus. You also shall be eligible to earn a bonus (“Bonus”) or a Pro-Rated Bonus (as defined in paragraph 19(e)(ii)), as applicable, with respect to each Company fiscal year or portion thereof that you are employed during the Contract Period, determined as set forth below.

(i)	Your Bonus for each Company fiscal year, regardless of whether such fiscal year is a 12-month period or a shorter period of time, shall be determined in accordance with the Viacom Inc. Senior Executive Short-Term Incentive Plan as it may be amended from time to time (the “STIP”).

Mr. James Barge

October 1, 2010

(ii)

Your target Bonus for each year during the Contract Period shall be 100% of your Salary (your “Target Bonus”) and shall be adjusted based on the Company’s performance (the “Company Performance Factor”) and your individual performance (the “Individual Performance Factor”), in each case as determined by the Company or Viacom Inc. and as further provided in the STIP.

(c)        Long-Term Incentive Compensation. During your employment under this Agreement, you shall be eligible to participate in the Viacom Inc. 2006 Long-Term Management Incentive Plan, or any successor plan, at a level appropriate to your position and individual performance as determined by the Viacom Inc. Board of Directors (the “Board”) or a committee of the Board, in its discretion, based on a target value of Eight Hundred Thousand Dollars ($800,000), determined and modified (in a manner consistent with the annual LTMIP grant design applicable to similarly situated employees of the Company) by the CEO and, if required, the Board or a committee of the Board.

(d)        Compensation During Short-Term Disability. Your compensation for any period that you are absent due to a short-term disability (“STD”) and are receiving compensation under a Viacom STD plan shall be determined in accordance with the terms of such STD plan. The compensation provided to you under the applicable STD plan shall be in lieu of the Salary provided under this Agreement. Your participation in any other Viacom benefit plans or programs shall be governed by the terms of the applicable plan or program documents, award agreements and certificates.

4.          Benefits. During your employment under this Agreement, you shall be eligible to participate in any vacation programs, medical and dental plans and life insurance plans, STD and long-term disability (“LTD”) plans, retirement and other employee benefit plans the Company may have, establish or maintain from time to time and for which you qualify pursuant to the terms of the applicable plan.

5.          Business Expenses; Indemnification.

(a)        Business Expenses. During your employment under this Agreement, the Company shall reimburse you for such reasonable travel and other expenses, incurred in the performance of your duties in accordance with the Company’s policies, as are customarily reimbursed to Company executives at comparable levels.

(b)        Indemnification. The Company hereby agrees that it shall indemnify and hold you harmless to the maximum extent permitted by law in connection with any action or proceeding in which you are a party by reason of your employment under this Agreement or for any acts or omissions made by you in good faith in the performance of your duties hereunder. If you have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which you may request indemnity under this provision (a “Proceeding”), you will give the Company prompt written notice thereof; provided, that the failure to give such notice shall not affect your right to indemnification. The Company shall be entitled to assume the defense of any Proceeding and you will use reasonable efforts to cooperate with such defense. To the extent that you in good faith determine that there is an actual or potential conflict of interest between the Company and you in connection with the defense of a Proceeding, you shall so notify the Company and shall be entitled to separate representation by counsel selected by you (provided that the Company may reasonably object to the selection of counsel

Mr. James Barge

October 1, 2010

within five (5) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with your separate defense. The Company shall not be liable for any settlement of any Proceeding effected without its prior written consent. Notwithstanding anything to the contrary set forth herein, the provisions of this paragraph 5(b) shall survive the expiration of the Contract Period or any earlier termination thereof.

6.          Non-Competition and Non-Solicitation.

(a)        Non-Competition.

(i)

Your employment with the Company is on an exclusive and full-time basis, and while you are employed by the Company, you shall not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) to the Company. During the Non-Competition Period, you shall not directly or indirectly engage in or participate as an owner, partner, holder or beneficiary of stock, stock options or other equity interest, officer, employee, director, manager, partner or agent of, or consultant for, any business competitive with any business of Viacom without the prior written consent of the Company. This provision shall not limit your right to own and have options or other rights to purchase not more than one percent (1%) of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, unless such ownership constitutes a significant portion of your net worth.

(ii)	The “Non-Competition Period” begins on the Effective Date and ends on the last day of the Contract Period, provided that:

1.

If the Company terminates your employment without Cause or if you validly resign for Good Reason before the end of the Contract Period, then the Non-Competition Period shall end on the earlier of (i) the end of the period in which you are receiving payments pursuant to paragraph 11(c)(i) or (ii) the effective date of your waiver in writing of any right to receive or continue to receive compensation and benefits under paragraph 11; provided, however, in no event shall the Non-Competition period end less than six (6) months following your termination of employment. You shall be deemed to have irrevocably provided such waiver if you accept competing employment.

2.

If the Company terminates your employment for Cause or you resign other than for Good Reason, the Non-Competition Period shall end on the earlier of (i) the last day of the Contract Period or (ii) eighteen (18) months after such termination or resignation.

Mr. James Barge

October 1, 2010

(b)        Non-Solicitation.

(i)	During the Non-Solicitation Period, you shall not directly or indirectly engage or attempt to engage in any of the following acts:

1.	Employ or solicit the employment of any person who is then, or has been within six (6) months prior thereto, an employee of Viacom; or

2.

Interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of Viacom with any customer, supplier, independent contractor, consultant, joint venture or other business partner (to the extent each of the limitations in this paragraph 6(b)(i)(2) is permitted by applicable law).

(ii)

The “Non-Solicitation Period” begins on the Effective Date and ends on the last day of the Contract Period, or, if longer, eighteen (18) months after the Company terminates your employment for Cause or you resign other than for Good Reason.

(c)        Severability. If any court determines that any portion of this Section 6 is invalid or unenforceable, the remainder of this Section 6 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 6, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

7.	Confidentiality and Other Obligations.

(a)        Confidential Information. You shall not use for any purpose or disclose to any third party any information relating to Viacom, Viacom’s clients or other parties with which Viacom has a relationship, or that may provide Viacom with a competitive advantage (“Confidential Information”), other than (i) in the performance of your duties under this Agreement consistent with the Company’s or Viacom’s policies or (ii) as may otherwise be required by law or legal process. Confidential Information shall include, without limitation, trade secrets; inventions (whether or not patentable); technology and business processes; business, product or marketing plans; negotiating strategies; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; public information that becomes proprietary as a result of Viacom’s compilation of that information for use in its business; documents (including any electronic record, videotapes or audiotapes) and oral communications incorporating Confidential Information. You shall also comply with any and all confidentiality obligations of Viacom to a third party of which you are aware, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information if it is or becomes generally available to the public other than as a result of an unauthorized disclosure or action by you or at your direction.

(b)        Interviews, Speeches or Writings About Viacom. Except in the performance of your duties under this Agreement consistent with Viacom’s policies, you shall obtain the express authorization of the Company before (i) giving any speeches or interviews or (ii) preparing or assisting any person or entity in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other creations, in either case concerning Viacom or any of its respective businesses, officers, directors, agents, employees, suppliers or customers.

Mr. James Barge

October 1, 2010

(c)        Non-Disparagement. You shall not, directly or indirectly, in any communications with any reporter, author, producer or any similar person or entity, the press or other media, or any customer, client or supplier of Viacom, criticize, ridicule or make any statement which is negative, disparages or is derogatory of Viacom or any of its directors or senior officers. The Company agrees that the senior executive officers of the Company shall not, during the Contract Period and for one (1) year thereafter, criticize, ridicule or make any statements that disparage or are derogatory of you in any communications with any reporter, author, producer or any similar person or entity, the press or other media, or any customer, client or supplier of the Company.

(d)        Scope and Duration. The provisions of paragraph 7(a) shall be in effect during the Contract Period and at all times thereafter. The provisions of paragraphs 7(b) and 7(c) shall be in effect during the Contract Period and for one (1) year thereafter and such provisions shall apply to all formats and platforms now known or hereafter developed, whether written, printed, oral or electronic, including, without limitation, e-mails, “blogs”, internet sites, chat or news rooms, podcasts or any online forum.

8.	Viacom Property.

(a)	Viacom Ownership.

(i)

The results and proceeds of your services to the Company, whether or not created during the Contract Period, including, without limitation, any works of authorship resulting from your services and any works in progress resulting from such services, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, with the right to use, license or dispose of the works in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.

(ii)

If, for any reason, any of the results and proceeds of your services to the Company are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Viacom under this paragraph 8(a), then you hereby irrevocably assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, and Viacom shall have the sole right to use, license or dispose of the work in perpetuity throughout the universe in any manner Viacom determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.

(iii)

Upon request by the Company, whether or not during the Contract Period, you shall do any and all things which the Company may deem useful or desirable to establish or document Viacom’s rights in the results and proceeds of your services to the Company, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents. You hereby irrevocably designate the General Counsel, Secretary or any Assistant Secretary of Viacom Inc. as your attorney-in-fact with the power to take such action and execute such documents on your behalf. To the extent you have any rights in such results and proceeds that cannot be

Mr. James Barge

October 1, 2010

assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights.

(iv)

The provisions of this paragraph 8(a) do not limit, restrict, or constitute a waiver by Viacom of any ownership rights to which Viacom may be entitled by operation of law by virtue of being your employer.

(v)

You and the Company acknowledge and understand that the provisions of this paragraph 8 requiring assignment of inventions to Viacom do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870, to the extent that such provision applies to you. You agree to advise the Company promptly in writing of any inventions that you believe meet the criteria in California Labor Code Section 2870.

(b)        Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company shall remain the exclusive property of Viacom and shall remain in Viacom’s exclusive possession at the conclusion of your employment.

9.	Legal Matters.

(a)        Communication.    Except as required by law or legal process or at the request of the Company, you shall not communicate with anyone (other than your attorneys who agree to keep such matters confidential), except to the extent necessary in the performance of your duties under this Agreement in accordance with Viacom Inc.’s policies, with respect to the facts or subject matter of any claim, litigation, regulatory or administrative proceeding directly or indirectly involving Viacom (“Viacom Legal Matter”) without obtaining the prior consent of Viacom Inc. or its counsel.

(b)        Cooperation.  You agree to cooperate with Viacom and its attorneys in connection with any Viacom Legal Matter. Your cooperation shall include, without limitation, providing assistance to and meeting with Viacom’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, Viacom shall (i) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (ii) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

(c)        Testimony.  Except as required by law or legal process or at the request of Viacom Inc., you shall not testify in any lawsuit or other proceeding which directly or indirectly involves Viacom, or which is reasonably likely to create the impression that such testimony is endorsed or approved by Viacom.

(d)        Notice to Viacom.  If you are requested or if you receive legal process requiring you to provide testimony, information or documents (including electronic documents) in any Viacom Legal Matter or that otherwise relates, directly or indirectly, to Viacom or any of its officers, directors, employees or affiliates, you shall give prompt notice of such event to Viacom Inc.’s General Counsel and you shall follow any lawful direction of Viacom Inc.’s General Counsel or his/her designee with respect to your response to such request or legal process.

Mr. James Barge

October 1, 2010

(e)        Adverse Party.  The provisions of this paragraph 9 shall not apply to any litigation or other proceeding in which you are a party adverse to Viacom; provided, however, that Viacom expressly reserves its rights under paragraph 7 and its attorney-client and other privileges and immunities, including, without limitation, with respect to its documents and Confidential Information, except if expressly waived in writing by Viacom Inc.’s General Counsel or his/her designee.

(f)        Duration.  The provisions of this paragraph 9 shall apply during the Contract Period and at all times thereafter, and shall survive the termination of your employment with the Company, with respect to any Viacom Legal Matter arising out of or relating to the business in which you were engaged during your employment with the Company. As to all other Viacom Legal Matters, the provisions of this paragraph 9 shall apply during the Contract Period and for one year thereafter or, if longer, during the pendency of any Viacom Legal Matter which was commenced, or which Viacom received notice of, during such period.

10.        Termination for Cause.

(a)        Termination Payments.  The Company may terminate your employment under this Agreement for Cause and thereafter shall have no further obligations to you under this Agreement or otherwise, except for any earned but unpaid Salary through and including the date of termination of employment and any other amounts or benefits required to be paid or provided by law or under any plan of the Company (the “Accrued Compensation and Benefits”). Without limiting the generality of the preceding sentence, upon termination of your employment for Cause, you shall have no further right to any Bonus or to exercise or redeem any stock options or other equity compensation.

(b)        Cause Definition. “Cause” shall mean: (i) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to your employment with the Company; (ii) conduct constituting a felony, whether or not related to your employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving Viacom; (iv) willful unauthorized disclosure or use of Confidential Information; (v) the failure to substantially obey a material lawful directive that is appropriate to your position from a superior in your reporting line or the Board; (vi) your material breach of any material obligation under this Agreement; (vii) the failure or refusal to substantially perform your material obligations under this Agreement (other than any such failure or refusal resulting from your STD or LTD); (viii) the willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to employment with the Company, after being instructed by Viacom to cooperate; (ix) the willful destruction of or willful failure to preserve documents or other material known to be relevant to any investigation referred to in subparagraph (viii) above; or (x) the willful inducement of others to engage in the conduct described in subparagraphs (i) – (ix), including, without limitation, with regard to subparagraph (vi), obligations of others to Viacom.

(c)        Notice/Cure.  The Company shall give you written notice prior to terminating your employment for Cause or, if no cure period is applicable, contemporaneous with termination of your employment for Cause, setting forth in reasonable detail the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure such breach, failure or refusal. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure; provided, however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.

Mr. James Barge

October 1, 2010

11.	Resignation for Good Reason and Termination Without Cause.

(a)	Resignation for Good Reason.

(i)

You may resign for Good Reason at any time that you are actively employed during the Contract Period by written notice to the Company no more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state the grounds for such Good Reason resignation and an effective date no earlier than thirty (30) business days after the date it is given. The Company shall have thirty (30) business days from the giving of such notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect.

(ii)

“Good Reason” shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your death or LTD): (i) the assignment to you of duties or responsibilities substantially inconsistent with your position(s) or duties; (ii) the withdrawal of material portions of your duties; (iii) the material breach by the Company of any material obligation under this Agreement; or (iv) the relocation of your position outside of the New York City metropolitan area.

(b)        Termination Without Cause. The Company may terminate your employment under this Agreement without Cause at any time during the Contract Period by written notice to you.

(c)        Termination Payments/Benefits. In the event that your employment terminates under paragraph 11(a) or (b), you shall thereafter receive the compensation and benefits described below and the following shall apply:

(i)

The Company shall continue to pay your Salary (at the rate in effect on the date of termination, or, if your Salary has been reduced in violation of this Agreement, your highest Salary during the Contract Period) at the same time and in the same manner as if you had not terminated employment for the longer of one (1) year or until the end of the Contract Period;

(ii)

You shall be eligible to receive a Bonus or Pro-Rated Bonus, as applicable, for each Company fiscal year or portion thereof during the Contract Period, calculated as provided in paragraph 19(e)(iii), provided that the total severance payment you receive pursuant to paragraphs 11(c)(i) and (ii) shall in no event exceed two times the sum of your Salary and Target Bonus in the year in which such termination occurs;

(iii)

Provided you validly elect continuation of your medical and dental coverage under Section 4980B(f) of the Internal Revenue Code of 1986 (the “Code”) (relating to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)), your coverage and participation under the Company’s medical and dental benefit plans and programs in which you were participating immediately prior to your termination of employment pursuant to this paragraph 11, shall continue at no cost to you (except as set forth below) until the earlier of (i) the end of the Contract Period, but in no event less than twelve (12) months after the termination of your employment, or (ii) the date on which you become

Mr. James Barge

October 1, 2010

eligible for medical and/or dental coverage from another employer; provided, that, during the period that the Company provides you with this coverage, an amount equal to the total applicable COBRA cost (or such other amounts as may be required by law) will be included in your income for tax purposes and the Company may withhold taxes from your termination payments for this purpose; and provided, further, that you may elect to continue your medical and dental coverage under COBRA at your own expense for the balance, if any, of the period required by law;

(iv)

The Company shall continue to provide you with life insurance coverage, at no premium cost to you (unless you had no coverage at the time of termination), until the end of the Contract Period or, if longer, the end of the period in which you are receiving payments pursuant to paragraph 11(c)(i), in accordance with the Company’s then-current policy, as may be amended from time to time, and in the amount then furnished at no cost to other Company executives at comparable levels. Such coverage shall end in the event you are eligible to obtain at least as much life insurance coverage from another employer; provided, however, that the Company may decrease the amount of life insurance coverage it provides to you so long as the amount of such coverage that it continues to provide, and the amount of such coverage provided to you from another employer aggregates to at least the amount furnished at no cost to other Company executives at comparable levels;

(v)

All stock options granted to you under any Viacom Inc. long-term incentive plan that have not vested as of the date of your termination of employment, but that would have vested on or before the end of the Contract Period, shall become fully vested on the date of termination;

(vi)

All restricted share units granted to you after January 1, 2007 under any Viacom Inc. long-term incentive plan that have not vested as of the date of your termination of employment, but that would have vested on or before the end of the Contract Period, shall become fully vested on the date of termination;

(vii)

There shall be no acceleration of the vesting of any equity or long-term incentive awards granted to you under any Viacom Inc. long-term incentive plan, unless otherwise provided herein or under the terms of the applicable long-term incentive plan; and

(viii)	The Company shall pay or continue to provide, as applicable, the Accrued Compensation and Benefits.

(d)        Release. Your entitlement to the payments and benefits described in this paragraph 11 is conditioned on your execution and delivery to the Company, within sixty (60) days after your termination of employment (the “Release Deadline”), of a release in substantially the form appended hereto as Appendix A that remains in effect and becomes irrevocable after the expiration of any statutory period in which you are permitted to revoke a release (the “Release”). If you fail to execute and deliver the Release by the Release Deadline, or if you thereafter effectively revoke the Release, the Company shall be under no obligation to make any further payments or provide any further benefits to you and any payments and benefits previously provided to you pursuant to this paragraph 11 shall not have been earned. In such event, you shall promptly repay the Company any payments made and the Company’s direct cost for any

Mr. James Barge

October 1, 2010

benefits provided to you pursuant to this paragraph 11. The limitations of this paragraph shall not apply to the Accrued Compensation and Benefits.

(e)        Offset.  The amount of payments provided in paragraph 11 in respect of the period that begins twelve (12) months after the termination of your employment shall be reduced by any compensation for services earned by you (including as an independent consultant or independent contractor) from any source in respect of the period that begins twelve (12) months after the termination of your employment and ends when the Company is no longer required to make payments pursuant to paragraph 11 (the “Offset Period”), including, without limitation, salary, sign-on or annual bonus, consulting fees, commission payments and any amounts the payment of which is deferred at your election, or with your consent, until after the expiration of the Offset Period; provided that, if the Company in its reasonable discretion determines that any grant of long-term compensation is made in substitution of the aforementioned payments, such payments shall be further reduced by the value on the date of grant, as reasonably determined by the Company, of such long-term compensation you receive. You agree to promptly notify the Company of any arrangements during the Offset Period in which you earn compensation for services and to cooperate fully with the Company in determining the amount of any such reduction.

12.        Resignation in Breach of the Agreement.  If you resign prior to the expiration of the Contract Period other than for Good Reason, such resignation shall be treated as a termination for Cause under paragraph 10. After such resignation, without limitation of other rights or remedies available to the Company, the Company shall have no further obligations to you under this Agreement or otherwise, except for any Accrued Compensation and Benefits.

13.        Termination Due to Death.

(a)        Death While Employed.  In the event of your death prior to the end of the Contract Period while actively employed with the Company, this Agreement shall automatically terminate. Thereafter, your designated beneficiary (or, if there is no such beneficiary, your estate) shall receive (i) any Accrued Compensation and Benefits as of the date of your death and (ii) for the year in which death occurs, any Bonus or Pro-Rated Bonus, as applicable, which you would have been eligible to receive, calculated in accordance with paragraph 19(e)(iii). In no event shall a distribution be made pursuant to clause (i) in the preceding sentence later than the 60th day following your death and a distribution pursuant to clause (ii) in the preceding sentence shall be made at the same time and in the same manner as if you were still actively employed with the Company.

(b)        Death After the End of Employment.  In the event of your death while you are entitled to receive compensation or benefits under paragraphs 11 or 15, in lieu of such payments your designated beneficiary (or, if there is no such beneficiary, your estate) shall receive, to the extent not previously paid to you, (i) continuation of Salary pursuant to the applicable paragraph through the date of death; (ii) if you were entitled to receive compensation or benefits under paragraph 11, for the year in which death occurs, any Bonus or Pro-Rated Bonus, as applicable, for the year in which death occurs, payable under such paragraph, calculated in accordance with paragraph 19(e)(iii); and (iii) any Accrued Compensation and Benefits. In no event shall a distribution be made pursuant to clauses (i) and (iii) in the preceding sentence later than the 60th day following your death and a distribution pursuant to clause (ii) in the preceding sentence shall be made at the same time and in the same manner as if you were still actively employed with the Company.

14.        Long-Term Disability.  In the event you are absent due to a LTD and you are receiving compensation under a Viacom LTD plan, then, effective on the date you begin receiving compensation

Mr. James Barge

October 1, 2010

under such plan, (i) this Agreement shall terminate without any further action required by the Company, (ii) you shall be considered an “at-will” employee of the Company, and (iii) you shall have no guarantee of specific future employment nor continuing employment generally when your receipt of compensation under a Viacom LTD plan ends, except as required by applicable law. In the event of such termination of this Agreement, you shall receive (i) any Accrued Compensation and Benefits and (ii) for the year in which such termination occurs, any Bonus or Pro-Rated Bonus, as applicable, which you would have been entitled to receive, calculated in accordance with paragraph 19(e)(iii). Except as set forth in the previous sentence, the compensation provided to you under the applicable LTD plan shall be in lieu of any compensation from the Company (including, but not limited to, the Salary provided under this Agreement or otherwise). Your participation in any other Viacom benefit plans or programs shall be governed by the terms of the applicable plan or program documents, award agreements and certificates.

15.        Non-Renewal.  If the Company does not extend or renew this Agreement at the end of the Contract Period and you have not entered into a new contractual relationship with the Company or Viacom, your continuing employment, if any, with the Company or Viacom shall be “at-will” and may be terminated at any time by either party. If the Company or Viacom terminates your employment during the twelve (12) month period commencing with the last day of the Contract Period while you are an employee at-will, the Company shall continue to pay your Salary (at the rate in effect on the date of termination) at the same time and in the same manner as if you had not terminated employment for the balance, if any, of such twelve (12) month period; provided, however, that (i) you shall not be entitled to such Salary continuation if the Company terminates your employment for reasons constituting Cause and (ii) any such Salary continuation shall be subject to offset as set forth in paragraph 11(e) above, without giving effect to the twelve (12) month period referenced therein.

16.        Severance Plan Adjustment.  In the event that your employment with the Company terminates pursuant to paragraph 11 or 15, and, at the time of your termination of employment there is in effect a Viacom severance plan (a “Severance Plan”) for which you would have been eligible to participate but for your having entered into this Agreement or being a Specified Employee and which provides for severance compensation that is greater than the amounts to which you are entitled under paragraphs 11(c)(i) and 11(c)(ii) or paragraph 15, then the amounts, but not the time or form of payment, of your severance compensation under this Agreement shall automatically be adjusted to equal those that would have been provided to you under the Severance Plan. For the avoidance of doubt, any payment entitlement pursuant to this paragraph 16 is in lieu of, and not in addition to, any severance compensation to which you may otherwise be entitled under this Agreement. Notwithstanding any adjustment to the amount of your entitlements pursuant to this paragraph 16, all other provisions of this Agreement shall remain in effect, including, without limitation, paragraphs 6, 7, 8 and 9.

17.        Further Events on Termination of Employment.

(a)        Termination of Benefits. Except as otherwise expressly provided in this Agreement, your participation in all Viacom benefit plans and programs (including, without limitation, medical and dental coverage, life insurance coverage, vacation accrual, all retirement and the related excess plans, STD and LTD plans and accidental death and dismemberment and business travel and accident insurance and your rights with respect to any outstanding equity compensation awards) shall be governed by the terms of the applicable plan and program documents, award agreements and certificates.

(b)        Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company or Viacom and all board seats or other positions in other entities to which you have been designated by the Company or Viacom or which you have held on

Mr. James Barge

October 1, 2010

behalf of the Company or Viacom. If, for any reason, this paragraph 17(b) is deemed insufficient to effectuate such resignation, you hereby authorize the Secretary and any Assistant Secretary of Viacom Inc. to execute any documents or instruments which Viacom Inc. may deem necessary or desirable to effectuate such resignation or resignations, and to act as your attorney-in fact.

18.        Survival; Remedies.

(a)        Survival.  Your obligations under paragraphs 6, 7, 8 and 9 shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment for any reason or the expiration of the Contract Period.

(b)        Modification of Terms.    You and the Company acknowledge and agree that the restrictions and remedies contained in paragraphs 6, 7, 8 and 9 are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable, but would be enforceable if some part were deleted or modified, then such restriction or remedy shall apply with the deletion or modification necessary to make it enforceable and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

(c)        Injunctive Relief.  The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6, 7, 8 and 9 shall result in irreparable damage to the Company, and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company. To the extent permitted by applicable law, you hereby waive any right to the posting of a bond in connection with any injunction or other equitable relief sought by the Company and you agree not to seek such relief in your opposition to any application for relief the Company shall make.

(d)        Other Remedies. In the event that you materially violate the provisions of paragraphs 6, 7, 8 or 9 at any time during the Non-Competition Period or any period in which the Company is making payments to you pursuant to this Agreement, (i) any outstanding stock options or other undistributed equity awards granted to you by the Company shall immediately be forfeited, whether vested or unvested; and (ii) the Company’s obligation to make any further payments or to provide benefits (other than Accrued Compensation and Benefits) to you pursuant to this Agreement shall terminate. The Company shall give you written notice prior to commencing any remedy under this paragraph 18(d) or, if no cure period is applicable, contemporaneous with such commencement, setting forth the nature of any alleged violation in reasonable detail and the conduct required to cure such violation. Except for a violation which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure; provided, however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include commencement of a remedy without notice and with immediate effect. The remedies under this paragraph 18 are in addition to any other remedies the Company may have against you, including under this Agreement or any other agreement, under any equity or other incentive or compensation plan or under applicable law.

Mr. James Barge

October 1, 2010

19.        General Provisions.

(a)        Deductions and Withholdings. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies that are otherwise payable to you and that do not constitute deferred compensation within the meaning of Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department (“Section 409A”) all monies and the replacement value of any property you may owe to the Company at the time of or subsequent to the termination of your employment with the Company. The Company shall not make any such deduction from any amount that constitutes deferred compensation for purposes of Section 409A. To the extent any law requires an employee’s consent to the offset provided in this paragraph and permits such consent to be obtained in advance, this Agreement shall be deemed to provide the required consent. Except as otherwise expressly provided in this Agreement or in any Company benefit plan, all amounts payable under this Agreement shall be paid in accordance with the Company’s ordinary payroll practices less deductions and income and payroll tax withholding as may be required under applicable law. Any property (including shares of Viacom Inc. Class B Common Stock), benefits and perquisites provided to you under this Agreement, including, without limitation, COBRA payments made on your behalf, shall be taxable to you as provided by law.

(b)        Cash and Equity Awards Modifications.  Notwithstanding any other provisions of this Agreement to the contrary, the Company reserves the right to modify or amend unilaterally the terms and conditions of your cash compensation, stock option awards or other equity awards, without first asking your consent, to the extent that the Company considers such modification or amendment necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement (the “Legal Requirement”) applicable to such cash compensation, stock option awards or other equity awards, provided that, except where necessary to comply with law, such amendment does not have a material adverse effect on the value of such compensation award to you. In addition, the Company may, without your consent, amend or modify your cash compensation, stock option awards or other equity awards in any manner that the Company considers necessary or advisable to ensure that such cash compensation, stock option awards or other equity awards are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A.

(c)        Section 409A Provisions.

(i)

The Company may, without your consent, amend any provision of this Agreement to the extent that, in the reasonable judgment of the Company, such amendment is necessary or advisable to avoid the imposition on you of any tax, interest or penalties pursuant to Section 409A or otherwise to make this Agreement enforceable. Any such amendment shall maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision.

(ii)

It is the intention and understanding of the parties that all amounts and benefits to which you become entitled under this Agreement will be paid or provided to you pursuant to a fixed schedule within the meaning of Section 409A. Notwithstanding such intention and understanding, in the event that you are a specified employee as determined by Viacom Inc. (a “Specified Employee”) at the time of your Separation from Service (as defined below), then to the extent that any amount or benefit owed to you under this Agreement (x) constitutes an amount of deferred compensation for purposes of Section 409A and (y) is considered for purposes of Section 409A to be owed to you by virtue of your Separation from Service, then such amount or benefit shall not be paid or provided during the six (6) month period following the date of your Separation from Service and instead shall be paid or provided on the first day of the seventh month following your date of Separation from Service; provided, however, that such delay shall apply only to the extent that such payments and benefits, in the aggregate, exceed the lesser of an amount equal to (x) two (2) times your annualized compensation (as determined under the Code Section 409A regulations) and (y) two (2) times the applicable Code Section 401(a)(17) annual compensation limit for the year in which your termination occurs; provided, further, that any payments made during such six (6) month period shall first be made to cover all costs relating to medical, dental and life insurance coverage to which you are entitled under this Agreement and thereafter shall be made in respect of other amounts or benefits owed to you.

Mr. James Barge

October 1, 2010

(iii)

As used herein, “Separation from Service” shall mean either (i) the termination of your employment with the Company and its affiliates, provided that such termination of employment meets the requirements of a separation of service determined using the default provisions set forth in Treasury Regulation §1.409A-(1)(h) or the successor provision thereto or (ii) such other date that constitutes a separation from service with the Company and its affiliates meeting the requirements of the default provisions set forth in Treasury Regulation §1.409A-(1)(h) or the successor provision thereto. For purposes of this definition, “affiliate” means any corporation that is in the same controlled group of corporations (within the meaning of Code Section 414(b)) as the Company and any trade or business that is under common control with the Company (within the meaning of Code Section 414(c)), determined in accordance with the default provision set forth in Treasury Regulation §1.409A-(1)(h)(3).

(iv)

If under any provision of this Agreement you become entitled to be paid Salary continuation, then each payment of Salary during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently your entitlement to such Salary continuation shall not be considered an entitlement to a single payment of the aggregate amount to be paid during the relevant continuation period).

(d)        No Duplicative Payments.  The payments and benefits provided in this Agreement in respect to the termination of employment and non-renewal of this Agreement are in lieu of any other salary, bonus or benefits payable by the Company, including, without limitation, any severance or income continuation or protection under any Viacom plan that may now or hereafter exist. All such payments and benefits shall constitute liquidated damages, paid in full and final settlement of all obligations of Viacom to you under this Agreement.

(e)        Payment of Bonus Compensation.

(i)	The Bonus for any Company fiscal year under this Agreement shall be paid by March 15th of the following year.

Mr. James Barge

October 1, 2010

(ii)

Except as otherwise expressly provided in this Agreement, your Bonus shall be prorated (A) to apply only to that part of the Company’s fiscal year which falls within the Contract Period and (B) to the extent the Company’s fiscal year is less than a 12-month fiscal year (a “Pro-Rated Bonus”).

(iii)

Any Bonus or Pro-Rated Bonus payable pursuant to paragraphs 11, 13 or 14 shall be paid at the lesser of (X) your Target Bonus amount or (Y) your Target Bonus amount, adjusted based on the Company Performance Factor for the relevant year.

(f)        Parachute Payment Adjustments.  Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that shall equal three times your base amount, less $1.00. The determinations to be made with respect to this paragraph 19(f) shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to you.

(g)        Adjustments to Bonuses and Long-Term Incentive Compensation.    Notwithstanding anything herein to the contrary, the Company shall be entitled to adjust the amount of any Bonus or any award of long-term incentive compensation if the financial statements of Viacom or the business unit on which the calculation or determination of the Bonus or award of long-term incentive compensation were based are subsequently restated and, in the judgment of the Company, the financial statements as so restated would have resulted in a smaller Bonus or long-term incentive compensation award if such information had been known at the time the Bonus or award had originally been calculated or determined. In addition, in the event of such a restatement: (i) the Company may require you, and you agree, to repay to the Company the amount by which the Bonus as originally calculated or determined exceeds the Bonus as adjusted pursuant to the preceding sentence; and (ii) the Company may cancel, without any payment therefor, the portion of any award of long-term incentive compensation that exceeds the award adjusted pursuant to the preceding sentence (or, if such portion of an award cannot be canceled because (x) in the case of stock options or other similar awards, you have previously exercised it, the Company may require you, and you agree, to repay to the Company the amount, net of any exercise price, that you realized upon exercise or (y) in the case of restricted share units or other similar awards, shares of Class B Common Stock were delivered to you in settlement of such award, the Company may require you, and you agree to return the shares of Class B Common Stock, or if such shares were sold by you, return any proceeds realized on the sale of such shares).

(h)        Mediation.    Prior to the commencement of any legal proceeding relating to your employment, you and the Company agree to attempt to mediate the dispute using a professional mediator from the American Arbitration Association (“AAA”) or the International Institute for Conflict Prevention and Resolution (“CPR”). Within a period of 30 days after a written request for mediation by either you or the Company, the parties agree to convene with the mediator, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of any legal proceeding for more than 30 days absent agreement of the parties or prevent a bona fide application by either party to a court of competent jurisdiction for emergency relief. The fees of the mediator and of the AAA or CPR, as the case may be, shall be borne by the Company.

Mr. James Barge

October 1, 2010

20.	Additional Representations and Acknowledgments.

(a)        No Acceptance of Payments. You represent that you have not accepted or given nor shall you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than the Company or Viacom for the inclusion of any matter as part of any film, television, internet or other programming produced, distributed and/or developed by Viacom.

(b)        Viacom Policies.  You recognize that the Company is an equal opportunity employer. You agree that you shall comply with the Company’s employment practices and policies, as they may be amended from time to time, and with all applicable federal, state and local laws prohibiting discrimination on any basis. In addition, you agree that you shall comply with the Viacom Global Business Practices Statement and Viacom’s other policies and procedures, as they may be amended from time to time, and provide the certifications and conflict of interest disclosures required by the Viacom Global Business Practices Statement.

21.        Notices.  Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of Viacom Inc.’s General Counsel. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.

22.        Binding Effect; Assignment.  This Agreement and rights and obligations of the Company hereunder shall not be assigned by the Company, provided that that the Company may assign this Agreement to any subsidiary or affiliated company of or any successor in interest to the Company provided that such assignee assumes all of the obligations of the Company and Viacom hereunder. This Agreement is for the performance of personal services by you and may not be assigned by you, except that the rights specified in Section 13 shall pass upon your death to your designated beneficiary (or, if there is no such beneficiary, your estate).

23.        GOVERNING LAW AND FORUM.  You acknowledge that this agreement has been executed, in whole or in part, in New York. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan.

24.        No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion hereof or on the Company to establish or maintain any benefit, welfare or compensation plan or program or to prevent the modification or termination of any benefit, welfare or compensation plan or program or any action or inaction with respect to any such benefit, welfare or compensation plan or program. The parties intend to be bound only upon full execution of a written agreement by both parties and no negotiation, exchange of draft, partial performance or tender of an agreement (including any extension or renewal of this Agreement) executed by one party shall be deemed to imply an agreement or the renewal or extension of any agreement relating to your employment with the Company. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Contract Period.

Mr. James Barge

October 1, 2010

25.        Severability.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

26.        Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and, except as otherwise provided herein, can be modified only by a writing signed by both parties.

27.        Supersedes Prior Agreements. With respect to the period covered by the Contract Period, this Agreement supersedes and cancels all prior agreements relating to your employment with the Company or Viacom.

Please confirm your understanding of the Agreement by signing and returning all four (4) copies of this Agreement. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours, VIACOM INC.

By:	/s/ Denise White
Denise White Executive Vice President, Human Resources and Administration

ACCEPTED AND AGREED: /s/ James W. Barge
James Barge

Dated:	9/29/10

Appendix A

James Barge

5 Grimes Road

Old Greenwich, CT 06870

This General Release of all Claims (this “Agreement”) is entered into by James Barge (the “Executive”) and Viacom Inc. (the “Company”), effective as of                                 .

In consideration of the promises set forth in the letter agreement between the Executive and the Company, dated October 1, 2010 (the “Employment Agreement”), the Executive and the Company agree as follows:

1.        Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company.

2.	General Release and Waiver of Claims.

(a)        Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, Viacom (as defined in the Employment Agreement) or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof and relates to your employment with Viacom; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement or otherwise expressly survive termination thereof and (ii) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company.

(b)        Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph 2(b), by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph 2(b); provided, however, that if the Executive exercises his right to revoke the release contained in this paragraph 2(b), the Executive shall not be entitled to any amounts paid to him under the termination provisions of the Employment Agreement and the Company may reclaim any such amounts paid to him and may terminate any benefits and payments that are subsequently due under the Employment Agreement, except as prohibited by the ADEA and OWBPA.

(c)        No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

3.        Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Notwithstanding the foregoing, the prohibitions in this paragraph 3 shall not apply to the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar local or state agency, or participate in an investigation conducted by such agency. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) (i) arising out of any Proceeding and/or (ii) in connection with any claim pursued by any administrative agency, including but not limited to the EEOC, on the Executive’s behalf and, in the event the Executive is awarded money, compensation or benefits, the Executive shall immediately remit such award to the Company.

4.        Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement and terminate any benefits or payments that are subsequently due under the Employment Agreement, except as prohibited by the ADEA and OWBPA, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5.        Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6.        Nonadmission.    Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7.        GOVERNING LAW AND FORUM.    The Executive acknowledges that this agreement has been executed, in whole or in part, in New York. Accordingly, the Executive agrees that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan

8.        Notices.  Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of Viacom Inc.’s General Counsel. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VIACOM INC.
By:
Denise White Executive Vice President, Human Resources and Administration

THE EXECUTIVE

James Barge

Dated: ______________________

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